Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Unless the context otherwise requires, references in this report to "Landmark Infrastructure Partners LP," "our partnership," "we," "our," "us," or like terms for time periods prior to our initial public offering (the “IPO”) refer to Landmark Infrastructure Partners LP Predecessor, our predecessor for accounting purposes (our “Predecessor”). Our Partnership succeeded our Predecessor, which includes substantially all the assets and liabilities that were contributed to us in connection with our IPO by Landmark Dividend Growth Fund-A LLC (“Fund A”) and Landmark Dividend Growth Fund-D LLC (“Fund D” and together with Fund A, the “Contributing Landmark Funds”), two investment funds formerly managed by Landmark Dividend LLC (“Landmark” or “Sponsor”).  Our Predecessor includes the results of such assets during any period they were previously owned by Landmark or any of its affiliates. The operations of the assets we acquired during 2015 are also included in our operations and the operations of our Predecessor for periods prior to the Partnership’s acquisition.  For time periods subsequent to the IPO, references in this report to "Landmark Infrastructure Partners LP," "our partnership," "we," "our," "us," or like terms refer to Landmark Infrastructure Partners LP. On November 19, 2015, the Partnership acquired certain assets and liabilities from Landmark Dividend Growth Fund-C LLC (“Fund C”), an affiliate of Landmark, and from Landmark Dividend Growth Fund-F LLC (“Fund F” and collectively with Fund C, the “Acquired Funds”), an affiliate of Landmark. The supplemental financial statements and discussion and analysis include the combined results of the Partnership, the Acquired Assets, as defined below, and the Acquired Funds (collectively as the “Combined Entities”).  You should read the following in conjunction with the supplemental consolidated and combined financial statements and related notes included elsewhere in Exhibit 99.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2015. The following discussion and analysis contains forward‑looking statements that involve risks and uncertainties. Our actual results could differ materially from those expressed or implied in forward‑looking statements for many reasons.

Overview

We are a growth‑oriented master limited partnership formed by Landmark to own and manage a portfolio of real property interests that we lease to companies in the wireless communication, outdoor advertising and renewable power generation industries. We were formed to succeed to the business of the Predecessor, which was operated and managed by Landmark. We generate revenue and cash flow from existing tenant leases of our real property interests to wireless carriers, cellular tower owners, outdoor advertisers and renewable power producers.

As a result of the IPO and the formation transactions of the Partnership,  its future financial condition and results of operations will differ significantly from, and will not be comparable with, the historical financial position and results of operations of the Combined Entities.  See Note 1 of the supplemental financial statements in Exhibit 99.3  to our Current Report on Form 8-K filed on December 2, 2015 for detailed information on the IPO and the formation transactions of the Partnership. Additionally, during 2015 the Partnership completed acquisitions of 720 tenant sites and related real property interests from the Sponsor and affiliates in exchange for total consideration of approximately $244.5 million. These acquisitions are deemed to be transactions between entities under common control, which, under applicable accounting guidelines, requires the assets and liabilities to be transferred at the historical cost of the parent of the entities, with prior periods retroactively adjusted to furnish comparative information. See further discussion in Note 1 and  3 of the supplemental financial statements in Exhibit 99.3  to our Current Report on Form 8-K filed on December 2, 2015 for additional information.

How We Generate Rental Revenue

We generate rental revenue and cash flow from existing leases of our tenant sites to wireless carriers, cellular tower owners, outdoor advertisers and renewable power producers. The amount of rental revenue generated by the assets in our portfolio depends principally on occupancy levels and the tenant lease rates and terms at our tenant sites.

We believe the terms of our tenant leases provide us with stable and predictable cash flow that will support consistent, growing distributions to our unitholders. Substantially all of our tenant lease arrangements are effectively triple net, meaning that our tenants or the underlying property owners are contractually responsible for property‑level operating expenses, including maintenance capital expenditures, property taxes and insurance. In addition, over 94% of our tenant leases have contractual fixed‑rate escalators or CPI‑based rent escalators, and some of our tenant leases contain revenue‑sharing provisions in addition to the base monthly or annual rental payments. Occupancy rates under our tenant leases have historically been very high. We also believe we are well positioned to negotiate higher rents in advance of lease expirations as tenants request lease amendments to accommodate equipment upgrades or add tenants to increase co‑location.

Future economic or regional downturns affecting our submarkets that impair our ability to renew or re‑lease our real property interests and other adverse developments that affect the ability of our tenants to fulfill their lease obligations, such as tenant bankruptcies, could adversely affect our ability to maintain or increase rental rates at our sites. Adverse developments or trends in one or more of these factors could adversely affect our rental revenue and tenant recoveries in future periods.

How We Evaluate Our Operations

Our management uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability and include: (1) occupancy, (2) operating and maintenance expenses; (3) Adjusted EBITDA; and (4) distributable cash flow.

Occupancy

The amount of revenue we generate primarily depends on our occupancy rate. As of September 30, 2015 and December 31, 2014, we had a 98% and 99% occupancy rate with 1,392 of our 1,415 and 1,179 of our 1,185 available tenant sites leased, respectively. In addition, we believe the infrastructure assets at our tenant sites are essential to the ongoing operations and profitability of our tenants. Combined with the challenges and costs of relocating the infrastructure, we believe that we will continue to enjoy high tenant retention and occupancy rates.

There has been significant consolidation in the wireless communication industry in the last two years. In 2013, T‑Mobile acquired MetroPCS and Sprint acquired the remaining interest in Clearwire, and in 2014, AT&T acquired Leap Wireless. Recent consolidation and any potential future consolidation in the wireless industry could lead to rationalization of wireless networks and reduce demand for tenant sites.  Subsequent to December 31, 2014, eighteen of the Partnership’s real property interests were impaired as a result of termination notices received and one property foreclosure. As a result of T‑Mobile’s acquisition of MetroPCS (completed in 2013), in 2015 we have received termination notices related to 23 MetroPCS tenant sites, two of which have subsequently been rescinded. The majority of the MetroPCS tenant sites where we have received termination notices have been vacated prior to December 2, 2015.  As a result of all termination notices received, we determined that thirteen real property interests were impaired and recognized impairment charges totaling $2.9 million during the nine months ended September 30, 2015. Impairment of $0.7 million related to a foreclosure notice was received effective March 26, 2015. Subsequent to December 31, 2014, we recognized impairment charges totaling $3.6 million. Historically we had a 99% occupancy and we expect our occupancy rate to decline to approximately 97% as we receive additional termination notifications. The termination of leases in our portfolio would result in lower rental revenue, may lead to impairment of our real property interests, or other adverse effects to our business.

Operating and Maintenance Expenses

Substantially all of our tenant sites are subject to effectively triple net lease arrangements, which require the tenant or the underlying property owner to pay all utilities, property taxes, insurance and repair and maintenance costs. Our overall financial results could be impacted to the extent the owners of the fee interest in the real property or our tenants do not satisfy their obligations.

Supplemental EBITDA, Supplemental Adjusted EBITDA and Distributable Cash Flow

We define Supplemental EBITDA as net income before interest, income taxes, depreciation and amortization, and we define Supplemental Adjusted EBITDA as Supplemental EBITDA before impairments, acquisition‑related costs, unrealized or realized gain or loss on derivatives, loss on early extinguishment of debt, gain on sale of real property interest, unit‑based compensation, straight line rental adjustments, amortization of above‑ and below‑market rents, and after the deemed capital contribution to fund our general and administrative expense reimbursement. We define distributable cash flow as Supplemental Adjusted EBITDA less cash interest paid, current cash income tax paid and maintenance capital expenditures. Distributable cash flow will not reflect changes in working capital balances.

Supplemental EBITDA, Supplemental Adjusted EBITDA and distributable cash flow are non‑GAAP supplemental financial measures that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded limited partnerships, without regard to historical cost basis or, in the case of Supplemental Adjusted EBITDA, financing methods;
•	the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and the returns on investment of various investment opportunities.

We believe that the presentation of Supplemental EBITDA, Supplemental Adjusted EBITDA and distributable cash flow in this Current Report on Form 8-K provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Supplemental EBITDA, Supplemental Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Supplemental EBITDA, Supplemental Adjusted EBITDA and distributable cash flow should not be considered as an alternative to GAAP net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Each of Supplemental EBITDA, Supplemental Adjusted EBITDA and distributable cash flow has important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities, and these measures may vary from those of other companies. You should not consider Supplemental EBITDA, Supplemental Adjusted EBITDA and distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. As a result, because Supplemental EBITDA, Supplemental Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, Supplemental EBITDA, Supplemental Adjusted EBITDA and distributable cash flow as presented below may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For a further discussion of the non‑GAAP financial measures of Supplemental EBITDA, Supplemental Adjusted EBITDA and distributable cash flow, and a reconciliation of Supplemental EBITDA, Supplemental Adjusted EBITDA and distributable cash flow to the most comparable financial measures calculated and presented in accordance with GAAP, please read “Selected Historical Financial Data – Non‑GAAP Financial Measures.”

We use the term “distributable cash flow” to measure whether we have generated from our operations, or “earned,” a particular amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from the initial public offering date, and compared to cumulative distributions from the initial public offering date), we use the term distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

Factors Affecting the Comparability of Our Financial Results

Our future results of operations may not be comparable to our historical results of operations for the reasons described below:

Acquisitions

We have in the past pursued and intend to continue to pursue acquisitions of real property interests. Our significant historical acquisition activity impacts the period to period comparability of our results of operations. During 2014, 2013, and 2012, the Combined Entities acquired real property interests underlying 176, 355, and 420 tenant sites, respectively. Operating results from real property interests are reflected from the date of acquisition by Landmark.

 On March 4, 2015, April 8, 2015, July 21, 2015, August 18, 2015 and September 21, 2015, the Partnership completed its acquisition of 81, 73, 100, 193 and 65 tenant sites and related real property interests from the Sponsor and its affiliates in exchange for total consideration of $25.2 million, $22.1 million, $35.7 million, $66.4 million and $20.3 million, respectively. The acquisitions described above are collectively referred to as the “Acquisitions,” and the acquired assets in the Acquisitions are collectively referred to as the “Acquired Assets.” The Acquisitions are deemed to be transactions between entities under common control, which, under applicable accounting guidelines, requires the assets and liabilities to be transferred at the historical cost of the parent of the entities, with prior periods retroactively adjusted to furnish comparative information. Additionally, on November 19, 2015, the Partnership, acquired 72 and 136 tenants sites and related real property interests from Fund C and Fund F, for total consideration of approximately $30.3 million and $44.5 million, respectively. The acquisition of assets from Fund C and Fund F are post period transactions also deemed to be transactions between entities under common control. The supplemental financial statements, management discussion and analysis, and selected financial data, included herein on our Current Report on Form 8-K, combine the Partnership, as adjusted for the Acquisitions described above, and the Acquired Funds. Please refer to the supplemental financial statements included in Exhibit 99.3 to this Current Report on Form 8-K for further information.

Derivative Financial Instruments

Historically we have hedged a portion of the variable interest rates under our secured debt facilities through interest rate swap agreements. We have not applied hedge accounting to these derivative financial instruments which has resulted in the change in the fair value of the interest rate swap agreements to be reflected in income as either a realized or unrealized gain (loss) on derivatives.

General and Administrative Expenses

Subsequent to our IPO, we have incurred increased general and administrative expenses, including board of director’s compensation, insurance, legal, accounting and other expenses related to corporate governance, public reporting, tax return preparation, and compliance with various provisions of the Sarbanes‑Oxley Act, as compared to our Predecessor. Under the omnibus agreement, we agreed to reimburse Landmark for expenses related to certain general and administrative services Landmark provides us in support of our business, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter. This cap on expenses will last until the earlier to occur of: (i) the date on which our revenue for the immediately preceding four consecutive fiscal quarters exceeded $80.0 million and (ii) the fifth anniversary of the closing of the IPO (November 19, 2019). The full amount of general and administrative expenses incurred will be reflected on our income statements, and to the extent such general and administrative expenses exceed the cap amount, the amount of such excess will be reflected on our financial statements as a capital contribution from Landmark rather than as a reduction of our general and administrative expenses, except for expenses that would otherwise be allocated to us, which are not included in the amount of general and administrative expenses.

Our historical financial results include a management fee charged by Landmark to cover certain administrative costs as the managing member of the funds. Landmark is no longer entitled to receive a management fee for these services and will be reimbursed for its costs of providing these services subject to the cap under the terms of the omnibus agreement.

Basis in Real Property Interests

We have concluded that the contribution of interests by the Contributing Landmark Funds, the Acquisitions, and the acquisitions of the Acquired Funds were deemed to be transactions among entities under common control, since these entities have common management and ownership and are under common control. As a result, the contribution and acquisition of real property interests and other assets from the Contributing Landmark Funds to our Predecessor and the Partnership’s acquisitions of the Acquired Assets and the Acquired Funds  were recorded at Landmark’s historical cost. In December 2012, there was a change in control of Landmark, and based on the level of ownership Landmark held in the Predecessor, the Acquired Assets and the Acquired Funds, the purchase accounting associated with the change in control was not pushed down to the Predecessor, the Acquired Assets and the Acquired Funds. In connection with the formation transactions and the acquisitions of the Acquired Assets and the Acquired Funds, the purchase accounting associated with the December 2012 change in control of Landmark was pushed down to the Predecessor for all periods presented, which results in a higher cost basis in the assets than the Contributing Landmark Funds, the Acquired Assets and the Acquired Funds.

Factors That May Influence Future Results of Operations

Acquisitions of Additional Real Property Interests

We intend to pursue acquisitions of real property interests from Landmark and its affiliates, including those real property interests subject to our right of first offer. We also intend to pursue acquisitions of real property interests from third parties, utilizing the expertise of our management and other Landmark employees to identify and assess potential acquisitions, for which we would pay Landmark mutually agreed reasonable fees. When acquiring real property interests, we will target infrastructure locations that are essential to the ongoing operations and profitability of our tenants, which we expect will result in continued high tenant occupancy and enhance our cash flow stability. We expect the vast majority of our acquisitions will include leases with our Tier 1 tenants or tenants whose sub‑tenants are Tier 1 companies. Additionally, we will focus on infrastructure locations with characteristics that are difficult to replicate in their respective markets, and those with tenant assets that cannot be easily moved to nearby alternative sites or replaced by new construction. Although our initial portfolio is focused on wireless communication, outdoor advertising and renewable power generation assets in the United States, we intend to grow our initial portfolio of real property interests into other fragmented infrastructure asset classes and may pursue acquisitions internationally.

Impact of Interest Rates

Interest rates have been at or near historic lows in recent years. If interest rates rise, this may impact the availability and terms of debt financing, our interest expense associated with existing and future debt or our ability to make accretive acquisitions.

Critical Accounting Policies

The following discussion of critical accounting policies uses “we”, “our” and the “Combined Entities” interchangeably. Our discussion and analysis of the historical financial condition and results of operations of the Combined Entities are based upon their supplemental financial statements, which have been prepared in accordance with GAAP to comply with the instructions of S-3, Item 11 b. of Regulation S-K. The preparation of these supplemental financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses in the reporting period. Actual amounts may differ from these estimates and assumptions. We have provided a summary of significant accounting policies in Note 2 to the supplemental financial statements of the Combined Entities, included in Exhibit 99.3 to our Current Report on Form 8-K filed on December 2, 2015. We have summarized below those accounting policies that require material subjective or complex judgments and that have the most significant impact on financial condition and results of operations. Management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions that it believes are reasonable as of the date hereof. In addition, other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those of other companies.

A critical accounting policy is one that is both important to the portrayal of an entity’s financial condition and results of operations and requires judgment on the part of management. Generally, the judgment requires management to make estimates and assumptions about the effect of matters that are inherently uncertain. Estimates are prepared using management’s best judgment, after considering past and current economic conditions and expectations for the future. Changes in estimates could affect our financial position and specific items in our results of operations that are used by the users of our financial statements in their evaluation of our performance. Of the accounting policies discussed in the notes to the supplemental financial statements of the Combined Entities, included in Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on December 2, 2015, the accounting policies presented below have been identified by us as critical accounting policies. The accounting policies of the Acquired Funds are materially the same as our critical accounting policies.

Purchase Accounting for Acquisitions

The Combined Entities apply the business combination method to all acquired investments of real property interests for transactions that meet the definition of a business combination. The purchase consideration of the real property interests is allocated to the acquired tangible asset, such as land, and the identified intangible assets and liabilities, consisting of the value of perpetual and limited life easements, above‑market and below‑market leases and in‑place leases, based in each case on their fair values. The fair value of the assets acquired and liabilities assumed is typically determined by using the discounted cash flow valuation method using discount rates ranging between 6% and 20%. When determining the fair value of intangible assets acquired, the Combined Entities estimate the applicable discount rate and the timing and amount of future cash flows. The determination of the final purchase price allocation and the acquisition‑date fair value of identifiable assets acquired and liabilities assumed may extend over more than one period, but no later than 12 months from the acquisition date and result in adjustments to the preliminary estimates recognized in the prior period financial statements. Transaction costs related to the acquisition of a business, including investments in real property interests, are expensed as incurred.

Factors considered in estimating the fair value of tangible and intangible assets acquired include information obtained about each asset as a result of Landmark’s pre‑acquisition due diligence and its marketing and leasing activities. In order to calculate the estimated in‑place lease value, we employed the income approach in accordance with ASC 805 by multiplying the anticipated market absorption period by the market rent at the time of acquisition for each in‑place lease agreement. Based on our experience in the industry, we have determined a range of lease execution timelines to be between one and six months. For the in‑place lease valuation, we consider a lease‑up period of four months to be representative of the market.

We estimated the fair value of real property interests using the income approach, by capitalizing the market rent at the time of acquisition at a market capitalization rate. The market capitalization rate was estimated by deducting an inflation rate of 3% from the market discount rate for each asset. The discount rates used ranged from 6% to 20%. The value of tenant relationships has not been separated from in‑place tenant lease value for the real estate acquired as such value and its consequence to amortization expense is materially consistent with the in‑place lease value for these particular acquisitions. Should future acquisitions of real property interests result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in‑place leases and customer relationship is amortized to expense over the estimated period the tenant is expected to be leasing the site under the existing terms which typically range from 2 to 20 years. If a tenant lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be impaired.

The discount rate associated with each asset varies based on the location of an asset (including demographics and zoning restrictions), and other asset specific characteristics. Market rent for each asset is determined based on location of each asset, asset type, zoning restrictions, ground space necessary for the tenant’s equipment, remaining site capacity, visibility (specifically for billboards), and nearby sites.

In allocating the purchase consideration of the identified intangible assets and liabilities of an acquired asset, above‑market, below‑market and in‑place lease values are calculated based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in‑place leases and (ii) management’s estimate of fair market lease rates for the corresponding in‑place leases measured over the estimated period the tenant is expected to be leasing the site under the above or below‑market terms. The capitalized above‑market and below‑market lease values are amortized as a decrease or increase, respectively, to rental income over the estimated period the tenant is expected to be leasing the site. All tenant leases obtained by us through acquisition of real property interests are generally cancellable, upon 30 to 180 days’ notice by the tenants, with no significant penalty. With respect to below‑market leases, consideration is given to any below‑market renewal periods. However, for wireless communication assets, we estimated the above‑ or below‑market lease value over an analysis period of the earlier of the lease expiration or 10 years based on estimated useful life of the underlying equipment and assets. For outdoor advertising assets, we estimated the above‑ or below‑market lease value over an analysis period of the earlier of the lease expiration or 20 years, based on a longer estimated useful life of 20 years for outdoor advertising assets.

Impairment of Long‑Lived Assets

We assess the carrying values of our long‑lived assets whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flow, undiscounted and without interest, expected to be generated by the asset.

In evaluating our assets for recoverability, we consider current market conditions, as well as our intent with respect to holding or disposing of the asset. Our intent with regard to the underlying assets might change as market conditions change, as well as other factors. Fair value is determined through various valuation techniques, including the income approach using a market discount rate, terminal capitalization rate and rental rate assumptions, or on the sales comparison approach to similar assets. If our analysis indicates that the carrying value of the asset is not recoverable, we recognize an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

Assumptions and estimates used in the recoverability analyses for future cash flow, discount rates and capitalization rates are complex and subjective. Changes in economic and operating conditions or our intent with regard to our assets that occurs subsequent to our impairment analyses could impact these assumptions and result in future impairments of our assets.

Revenue Recognition

The Combined Entities recognize rental income under operating leases, including rental abatements, lease incentives and contractual fixed increases, if any, from tenants under lease arrangements with minimum fixed and determinable increases on a straight‑line basis over the non‑cancellable term of the related leases when collectability is reasonably assured. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are recorded as deferred rent assets. The excess of rent payments collected over amounts recognized contractually due pursuant to the underlying lease are recorded as prepaid rents.

All leases obtained by the Combined Entities through its acquisition and ownership of real property interests were generally cancelable upon 30‑180 days’ notice by the tenants with no significant penalty. The Combined Entities evaluate whether the lease arrangements economically compel the tenant to not cancel the lease in determining the term of the lease by considering various factors such as cancellation rights, availability of alternative sites, and historical cancellation rates. For cancellable leases where the tenant is not economically compelled to continue the lease, the term of the lease is considered to be the non‑cancellable period with rental abatements and contractual fixed rate increases recorded in the period the amounts become due and payable.

•

Wireless Communication – As a result of various factors, including the cancellation rights, ability to find alternative sites, credit risk, and historical cancellation and lease amendment rates, the lease term is generally considered to be the non‑cancellable term of the lease of 30 to 180 days. For these leases rental abatements and contractual fixed increases are recorded in the period the amounts become due and payable.

•	Outdoor Advertising – The lease term is generally considered to be the non‑cancellable term of the remaining portion of the existing term of the lease.

The capitalized above‑market and below‑market lease values are amortized as a decrease or increase, respectively, to rental income over the estimated period the tenant is expected to be leasing the site.

Our ability to accurately estimate the term of our tenant leases is critical to the amount of revenue we recognize.

Results of Operations of the Combined Entities

Segments

We conduct business through three reportable business segments: Wireless Communication, Outdoor Advertising, and Renewable Power Generation. Our reportable segments are strategic business units that offer different products and services. They are commonly managed, as both businesses require similar marketing and business strategies. We evaluate our segments based on revenue because substantially all of our tenant lease arrangements are effectively triple net. We believe this measure provides investors relevant and useful information because it is presented on an unlevered basis.

Comparison of Nine months Ended September 30, 2015 to Nine months Ended September 30, 2014

Our supplemental results of operations for all periods presented were affected by acquisitions made during the nine months ended September 30, 2015 and 2014.  As of September 30, 2015 and 2014, the Combined Entities had 1,415 and 1,159  available tenant sites with 1,392 and 1,154 leased tenant sites, respectively. The following table summarizes the supplemental consolidated and combined statement of operations of the Combined Entities:

11111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111111
	Nine Months Ended September 30,		Increase	Percentage
	2015	2014	(Decrease)	Difference
Revenue
Rental revenue	$19,634,366	$15,702,163	$3,932,203	25%
Interest income on receivables	605,180	522,994	82,186	16%
Total revenue	20,239,546	16,225,157	4,014,389	25%
Expenses
Management fees to affiliate	209,909	509,703	(299,794)	(59)%
Property operating	19,459	21,805	(2,346)	(11)%
General and administrative	2,107,354	579,628	1,527,726	264%
Acquisition-related	2,958,276	238,385	2,719,891	1,141%
Amortization	4,931,670	3,973,704	957,966	24%
Impairments	3,578,744	8,450	3,570,294	42,252%
Total expenses	13,805,412	5,331,675	8,473,737	159%
Other income and expenses
Interest expense	(6,070,326)	(5,502,771)	(567,555)	10%
Loss on early extinguishment of debt	(902,625)	—	(902,625)	100%
Unrealized loss on derivatives	(2,023,572)	(6,393)	(2,017,179)	31,553%
Realized gain on sale	82,026	—	82,026	100%
Total other income and expenses	(8,914,497)	(5,509,164)	(3,405,333)	62%
Net income (loss)	$(2,480,363)	$5,384,318	$(7,864,681)	(146)%

Rental Revenue

Rental revenue increased $3,932,203,  $1,760,535 of which was due to the greater number of assets in the portfolio during the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014. Revenue generated from our wireless communication, outdoor advertising, and renewable power generation segments was $16,156,076, $3,407,856, and $70,434, or 82%, 17%, and less than 1% of total rental revenue, respectively, during the nine months ended September 30, 2015, compared to  $13,350,242,  $2,345,565, and $6,356, or 85%,  15%, and less than 1% of total rental revenue, respectively, during the nine months ended September 30, 2014. The occupancy rates in our wireless communication, outdoor advertising, and renewable power generation segments were 98%, 100% and 100%, respectively, at September 30, 2015 compared to 99%, 100% and 100%, respectively, at September 30, 2014. Additionally, our effective monthly rental rates per tenant site for wireless communication, outdoor advertising, and renewable power generation segments were $1,710, $1,268, and $1,331, respectively, during the nine months ended September 30, 2015 compared to $1,645, $1,188, and $1,491, respectively, during the nine months ended September 30, 2014.

Interest Income on Receivables

Interest income on receivables increased  $82,186 due to the revaluation of receivables on November 19, 2014. As a result of the transfer of investments in receivables from the Contributing Landmark Funds to the Partnership, which met the conditions to be accounted for as a sale in accordance with ASC 860, Transfers and Servicing, the investments in receivables were recorded at their estimated fair value as of November 19, 2014. As a result of the July 21, 2015 acquisition, the Partnership acquired an additional investment in receivables that was valued at $142,062 as of the acquisition date. We expect the amount of interest income on receivables to decline as the principal balance of the receivables amortize. We expect to reinvest the principal payments received into additional real property interests. Interest income on receivables is generated from our wireless communication segment.

Management Fees to Affiliate

Management fees to affiliate decreased $299,794 during the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014. Landmark’s right to receive a management fee of $45 per asset per month for managing Contributing Landmark Fund assets was terminated in connection with our IPO. Additionally, $91,650 and $100,256 of management fees to affiliate are associated with Fund E’s acquired assets incurred by the fund and included within the nine months ended September 30, 2015 and 2014, respectively. Landmark’s right to receive a management fee of $65 per asset per month for managing Fund E assets was terminated in connection with the Fund E acquisition. Additionally, $118,259 and $103,401 of management fees to affiliate are associated with Fund C and Fund F acquired assets incurred by the funds and included within the nine months ended September 30, 2015 and 2014, respectively. Landmark’s right to receive a management fee of $45  and $75 per asset per month for managing Fund C and Fund F assets, respectively, was terminated in connection with the Partnership’s acquisition of the Acquired Funds. Pursuant to the terms of the Partnership’s Omnibus Agreement, the Partnership will instead reimburse Landmark for certain general and administrative expenses incurred by Landmark, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter.

General and Administrative

General and administrative expenses increased $1,527,726 during the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014, due to an increase in additional accounting and legal related expenses associated with being a public company. Pursuant to the terms of the Partnership’s Omnibus Agreement, the Partnership will reimburse Landmark for certain general and administrative expenses incurred by Landmark, subject to the cap described above. For the nine months ended September 30, 2015, Landmark reimbursed us $1,465,040 for expenses related to certain general and administrative expenses that exceeded the cap. The full amount of general and administrative expenses incurred is reflected on our income statements and the amount in excess of the cap that is reimbursed is reflected on our financial statements as a capital contribution from Landmark rather than as a reduction of our general and administrative expenses, except for expenses that would otherwise be allocated to us, which are not included in the amount of general and administrative expenses.

Acquisition‑Related

Acquisition‑related expenses increased $2,719,891 during the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014 as a result of the 512 tenant sites acquired by the Partnership during the nine months ended September 30, 2015 as discussed above. Acquisition‑related expenses are third party fees and expenses related to acquiring an asset and include survey, title, legal, and other items as well as legal and financial advisor expenses associated with the acquisitions.  Additionally, $1,667,825 and $208,610 of acquisition related expenses are associated with the Acquired Assets and Acquired Funds incurred by Landmark and included within the nine months ended September 30, 2015 and 2014, respectively, as all the acquisitions were transactions between entities under common control, which requires the prior periods retroactively adjusted to furnish comparative information.

Amortization

Amortization expense increased  $957,966 during the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014 as a result of having 1,415 tenant sites as of September 30, 2015 compared to 1,159 tenant sites as of September 30, 2014. We expect amortization of investments in real property rights with finite useful lives and in‑place lease values to continue to increase based on increased acquisitions and assets acquired in 2015 and 2014 contributing to a full periods of amortization.

Impairments

Impairments increased $3,570,294 during the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014, primarily due to lease terminations in our wireless communication and outdoor advertising segments during the nine months ended September 30, 2015. As a result of T‑Mobile’s acquisition of MetroPCS (completed in 2013), we have received termination notices related to 23 MetroPCS tenant sites, two of which have subsequently rescinded. As of September 30, 2015, the majority of the MetroPCS sites where we have received termination notices have been vacated. Other recent consolidation events include Sprint’s acquisition of the remaining interest in Clearwire (completed in 2013), and AT&T’s acquisition of Leap Wireless (completed in 2014). As of September 30, 2015, we had a 98% occupancy rate and we expect our occupancy rate to decline to approximately 97%.

Interest Expense

Interest expense increased $567,555 during the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014, due to the increase in average outstanding balance under the revolving credit facility during the nine months ended September 30, 2015 compared to the average outstanding balance under the secured debt facilities for the nine months ended September 30, 2014. As all the acquisitions were transactions between entities under common control, prior-period information has been retroactively adjusted to include interest expense related to the Fund E secured debt facility of $914,766 and $877,888 for the nine months ended September 30, 2015 and 2014, respectively. Additionally, interest expense related to the Acquired Funds’ secured debt facilities was $1,574,942 and $1,124,077 for the nine months ended September 30, 2015 and 2014, respectively.

In connection with the closing of the IPO on November 19, 2014, we amended and restated the Fund A and Fund D secured debt facilities as a new $190.0 million senior secured revolving credit facility. Effective December 24, 2014, we entered into an interest rate swap agreement with a notional amount of $70,000,000 to fix the floating interest rate over a four‑year period at an effective rate of 4.02%. On February 5, 2015, we swapped an additional $25,000,000 of the floating rate on our revolving facility at an effective rate of 3.79% over a four‑year period beginning April 13, 2015. On August 24, 2015, we entered into an additional interest rate swap agreement with a notional amount of $50,000,000 to fix the floating interest rate at an effective rate of 4.24% over a seven-year period beginning October 1, 2015.

Effective February 4, 2014, Fund E entered into an interest rate swap agreement with a notional amount of $12,500,000 to fix the floating interest rate on borrowings under its secured debt facility period at an effective rate of 3.74%. Additionally, on November 5, 2012, Fund C entered into an interest rate swap agreement with a notional amount of $13,240,301 to fix the floating interest rate on borrowings under its secured debt facility over a five-year period at an effective rate of 3.99%. Effective October 23, 2014, Fund F entered into an interest rate swap agreement with a notional amount of $17,489,457 to fix the floating interest rate on borrowings under its secured debt facility over a two-year period at an effective rate of 4.11%. The Fund E, Fund C and Fund F related interest rate swap agreements were terminated at the acquisition of the assets by the Partnership.

Loss on Early Extinguishment of Debt

In connection with the August 18, 2015 acquisition of Fund E, $29.2 million of the cash consideration was used to repay Fund E secured indebtedness. The unamortized balance of the deferred loan costs of $0.9 million related to the Fund E secured debt facility  was recorded as a loss on early extinguishment of debt during the nine months ended September 30, 2015. In connection with the November 19, 2015 acquisition of Acquired Funds,  $15.1 million and $24.5 million of the cash consideration was used to repay Fund C and Fund F secured indebtedness, respectively. The unamortized balance of the deferred loan costs of $0.2 million and $0.7 million related to the Fund C and Fund F secured debt facilities, respectively, was recorded as a loss on early extinguishment of debt at the time of the acquisitions.

Unrealized Gain/(Loss) on Derivative Financial Instruments

We mitigated exposure to fluctuations in interest rates on existing debt by entering into swap contracts that fixed the floating LIBOR rate. These contracts were adjusted to fair value at each period end. The unrealized loss recorded for the nine months ended September 30, 2015 and 2014 reflects the change in fair value of these contracts during those periods. Effective December 24, 2014, we entered into an interest rate swap agreement with a notional amount of $70,000,000 to fix the floating interest rate over a four‑year period at an effective rate of 4.02%. On February 5, 2015, we swapped an additional $25,000,000 of the floating rate on our revolving facility at an effective rate of 3.79% over a four‑year period beginning April 13, 2015. On August 24, 2015, we entered into an additional interest rate swap agreement with a notional amount of $50,000,000 to fix the floating interest rate at an effective rate of 4.24% over a seven-year period beginning October 1, 2015. Effective February 4, 2014, Fund E entered into an interest rate swap agreement with a notional amount of $12,500,000 to fix the floating interest rate on borrowings under its secured debt facility over a two-year period at an effective rate of 3.74%. The Fund E interest rate swap agreement was terminated in connection with the repayment of Fund E’s secured indebtedness as a result of the Partnership’s August 18, 2015 acquisition. Effective November 5, 2012, Fund C entered into an interest rate swap agreement with a notional amount of $13,240,301 to fix the floating interest rate on borrowings under its secured debt facility over a five-year period at an effective rate of 3.99%. Effective October 23, 2014, Fund F entered into an interest rate swap agreement with a notional amount of $17,489,457 to fix the floating interest rate on borrowings under its secured debt facility over a two-year period at an effective rate of 4.11%.  The Fund C and Fund F interest rate swap agreements were terminated for a loss of $64,920 and $66,627 in connection with the repayment of Funds’ secured indebtedness as a result of the Partnership’s November 19, 2015 acquisitions.

Gain on Sale of Real Property Interest

During the nine months ended September 30, 2015, we recognized a gain on the sale of real property interest of $82,026 primarily related to a tenant site lost to eminent domain proceeding.

Comparison of Year Ended December 31, 2014 to Year Ended December 31, 2013

Our supplemental results of operations for all periods presented were affected by acquisitions made during the year ended December 31, 2014 and 2013. As of December 31, 2014 and 2013, the Combined Entities had 1,185 and 1,009 available tenant sites, respectively. The following table summarizes the supplemental consolidated and combined statement of operations for year ended December 31, 2014 and 2013:

	Year Ended December 31,		Increase	Percentage
	2014	2013	(Decrease)	Difference
Revenue
Rental revenue	$21,401,328	$16,656,870	$4,744,458	28%
Interest income on receivables	709,030	742,185	(33,155)	(4)%
Total revenue	22,110,358	17,399,055	4,711,303	27%
Expenses
Management fees to affiliate	642,150	544,908	97,242	18%
Property operating	24,720	6,454	18,266	283%
General and administrative	820,522	722,601	97,921	14%
Acquisition-related	527,065	1,093,948	(566,883)	(52)%
Amortization	5,382,671	4,464,124	918,547	21%
Impairments	258,834	1,005,478	(746,644)	(74)%
Total expenses	7,655,962	7,837,513	(181,551)	(2)%
Other income and expenses
Interest expense	(7,831,847)	(5,406,753)	(2,425,094)	45%
Loss on early extinguishment of debt	(2,905,259)	—	(2,905,259)	100%
Realized loss on derivatives	(213,181)	—	(213,181)	100%
Unrealized (loss) gain on derivatives	(643,481)	1,493,041	(2,136,522)	(143)%
Total other income and expenses	(11,593,768)	(3,913,712)	(7,680,056)	196%
Net income (loss)	$2,860,628	$5,647,830	$(2,787,202)	(49)%

Rental Revenue

Rental revenue increased $4,744,458, $1,269,653 of which was due to the greater number of assets in the portfolio during 2014 when compared to 2013, with the balance due to contractual rent escalations and the full period impact of assets acquired during 2013. During 2014 we had 1,185 available tenant sites with 1,179 leased tenant sites generating revenue compared to 1,009 available tenant sites and 1,006 leased tenant sites generating revenue during 2013. Revenue generated from our wireless communication, outdoor advertising, and renewable power generation segments was $18,062,939,  $3,323,131, and  $15,258, or 84%,  16%, and less than 1%  of total rental revenue, respectively, during 2014, compared to $14,301,591,  $2,355,279 and zero, or 86%,  14%, and 0% of total rental revenue, respectively, during 2013. The occupancy rates in our wireless communication and outdoor advertising segments were 99% and 100%, respectively, during 2014 and 2013. Additionally, our effective monthly rental rates per tenant site for wireless communication and outdoor advertising segments were $1,661 and $1,220, respectively, during 2014 compared to $1,599 and  $1,357, respectively, during 2013. The occupancy rate in our renewable power generation segment was 100% with an effective monthly rental rate per tenant site of $1,491 during 2014. During 2013 no real property interests were owned in the renewable power generation segment.

Interest Income on Receivables

Interest income on receivables decreased $33,155 due to a lower receivables principal balance during 2014 when compared to 2013. We expect the amount of interest income on receivables to continue to decline as the principal balance of the receivables continues to decrease. We expect to reinvest the principal payments received into additional real property interests. Interest income on receivables is generated from our wireless communication segment.

Management Fees to Affiliate

Management fees to affiliate increased $97,242 during 2014 compared to 2013, due to the increase in the number of investments in real property interests in the portfolio. Landmark’s right to receive a management fee of $45 per asset per month for managing the Contributing Landmark Fund’s assets was terminated in connection with our IPO.   Additionally, $136,834 and $79,837 of management fees to affiliate are associated with Fund E’s acquired assets incurred by the fund and included within the year ended December 31, 2014 and 2013, respectively. Landmark’s right to receive a management fee of $65 per asset per month for managing Fund E assets was terminated in connection with the Partnership’s acquisition of Fund E. Additionally, $142,821 and $94,446 of management fees to affiliate are associated with Fund C and Fund F acquired assets incurred by the funds and included within the year ended December 31, 2014 and 2013, respectively. Landmark’s right to receive a management fee of $45  and $75 per asset per month for managing Fund C and Fund F assets, respectively, was terminated in connection with the Partnership’s acquisition of the Acquired Funds.  Pursuant to the terms of the Partnership’s Omnibus Agreement, the Partnership will instead reimburse Landmark for certain general and administrative expenses incurred by Landmark, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter.

General and Administrative

General and administrative expenses increased $97,921 during 2014 compared to 2013, due to an increase in additional accounting and legal related expenses associated with being a public company. Pursuant to the terms of the Partnership’s Omnibus Agreement, the Partnership will reimburse Landmark for certain general and administrative expenses incurred by Landmark, subject to the cap described above. For the period from November 19, 2014 to December 31, 2014, Landmark reimbursed us $12,349 for expenses related to certain general and administrative services expenses that exceeded the cap. The full amount of general and administrative expenses incurred is reflected on our income statements and the amount in excess of the cap that is reimbursed is reflected on our financial statements as a capital contribution from Landmark rather than as a reduction of our general and administrative expenses, except for expenses that would otherwise be allocated to us, which are not included in the amount of general and administrative expenses.

Acquisition‑Related

Acquisition‑related expenses decreased $566,883 during 2014 compared to 2013 as a result of 129 tenant site acquisitions in 2014 compared to 301 tenant site acquisitions in 2013. Acquisition‑related expenses are third party fees and expenses related to acquiring an asset and include survey, title, legal, and other items as well as legal and financial advisor expenses associated with the acquisition. Additionally, $489,182 and $775,348 of acquisition related expenses are associated with the Acquired Assets and Acquired Funds incurred by Landmark and included within the years ended December 31, 2014 and 2013, respectively, as all the acquisitions were transactions between entities under common control, which requires the prior periods retroactively adjusted to furnish comparative information.

Amortization

Amortization expense increased $918,547 during 2014 compared to 2013 as a result of having 1,185 tenant sites in 2014 compared to 1,009 tenant sites in 2013. We expect amortization of investments in real property rights with finite useful lives and in‑place lease values to continue to increase based on increased acquisitions and assets acquired in 2014 and 2013 contributing to a full year of amortization.

Impairments

Impairments decreased $746,644 during 2014 compared to 2013, due to the difference in net book values between impaired assets year over year in our wireless communication segment.

Interest Expense

Interest expense increased $2,425,094 during 2014 compared to 2013, due to greater outstanding debt balances in 2014. As all the acquisitions were transactions between entities under common control, prior-period information has been retroactively adjusted to include interest expense related to the Fund E secured debt facility of $1,218,734 and $505,396 for the year ended December 31, 2014 and 2013, respectively.  Additionally, Interest expense related to the Acquired Funds’ secured debt facilities was $1,629,059 and $1,060,998 for the years ended December 31, 2014 and 2013, respectively. At the close of the IPO on November 19, 2014, we amended and restated the Fund A and Fund D secured debt facilities as a new $190.0 million senior secured revolving credit facility and paid down $19,157,418 of outstanding indebtedness under the facility. Additionally, prior to year end December 31, 2014 we repaid $1,000,000 of outstanding indebtedness to bring our total outstanding debt as of December 31, 2014 to $74,000,000. Effective December 24, 2014, we entered into an interest rate swap agreement with a notional amount of $70,000,000 to fix the floating interest rate over a four-year period at an effective rate of 4.02%. On February 5, 2015, the Partnership swapped an additional $25,000,000 of the floating rate on its revolving facility at an effective rate of 3.79% over a four-year period beginning April 13, 2015. On August 24, 2015, we entered into an additional interest rate swap agreement with a notional amount of $50,000,000 to fix the floating interest rate at an effective rate of 4.24% over a seven-year period beginning October 1, 2015.

Effective February 4, 2014, Fund E entered into an interest rate swap agreement with a notional amount of $12,500,000 to fix the floating interest rate on borrowings under its secured debt facility period at an effective rate of 3.74%. Additionally, on November 5, 2012, Fund C entered into an interest rate swap agreement with a notional amount of $13,240,301 to fix the floating interest rate on borrowings under its secured debt facility over a five-year period at an effective rate of 3.99%. Effective October 23, 2014, Fund F entered into an interest rate swap agreement with a notional amount of $17,489,457 to fix the floating interest rate on borrowings under its secured debt facility over a two-year period at an effective rate of 4.11%.

Loss on Early Extinguishment of Debt

In connection with the amendment and restatement of the secured debt facilities as a new secured revolving credit facility, we expensed the unamortized balance of the deferred loan costs of $2.9 million related to these facilities. Additionally, in connection with the August 18, 2015 acquisition of Fund E and the November 19, 2015 acquisition of the Acquired Funds, the unamortized balance of the deferred loan costs of $0.9 million, $0.2 million and $0.7 million related to the Fund E,  Fund C and Fund  F secured debt facilities, respectively, was recorded as a loss on early extinguishment of debt.

Realized loss and Unrealized Gain/(Loss) on Derivatives

The Contributing Landmark Funds mitigated exposure to fluctuations in interest rates under the secured debt facilities by entering into swap contracts that fixed the floating LIBOR rate under the facilities. These contracts were adjusted to fair value at each period end. As part of the formation transactions, the interest rate swaps held by Fund A and Fund D were terminated. The realized loss recorded in the results for 2014 reflects the termination of these contracts in 2014. Effective December 24, 2014, we entered into an interest rate swap agreement with a notional amount of $70,000,000 to fix the floating interest rate over a four-year period at an effective rate of 4.02%. The unrealized loss recorded in the results for 2014 reflects the change in fair value of the interest rate swap contracts during the period presented. On February 5, 2015, we swapped an additional $25,000,000 of the floating rate on our revolving facility at an effective rate of 3.79% over a four‑year period beginning April 13, 2015. On August 24, 2015, we entered into an additional interest rate swap agreement with a notional amount of $50,000,000 to fix the floating interest rate at an effective rate of 4.24% over a seven-year period beginning October 1, 2015. Effective February 4, 2014, Fund E entered into an interest rate swap agreement with a notional amount of $12,500,000 to fix the floating interest rate on borrowings under its secured debt facility over a two-year period at an effective rate of 3.74%. The Fund E interest rate swap agreement was terminated in connection with the repayment of Fund E’s secured indebtedness as a result of the Partnership’s August 18, 2015 acquisition.

Effective November 5, 2012, Fund C entered into an interest rate swap agreement with a notional amount of $13,240,301 to fix the floating interest rate on borrowings under its secured debt facility over a five-year period at an effective rate of 3.99%. Effective October 23, 2014, Fund F entered into an interest rate swap agreement with a notional amount of $17,489,457 to fix the floating interest rate on borrowings under its secured debt facility over a two-year period at an effective rate of 4.11%.  The Fund C and Fund F interest rate swap agreements were terminated in connection with the repayment of Funds’ secured indebtedness as a result of the Partnership’s November 19, 2015 acquisitions.

Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

Our supplemental results of operations for all periods presented were affected by acquisitions made during the years ended December 31, 2013 and 2012. As of December 31, 2013 and 2012 the Combined Entities had 1,009 and 654 tenant sites, respectively. The following table summarizes the supplemental consolidated and combined statement of operations for the years ended December 31, 2013 and 2012:

	Year Ended December 31,		Increase	Percentage
	2013	2012	(Decrease)	Difference
Revenue
Rental revenue	$16,656,870	$7,707,106	$8,949,764	116%
Interest income on receivables	742,185	356,348	385,837	108%
Total revenue	17,399,055	8,063,454	9,335,601	116%
Expenses
Management fees to affiliate	544,908	248,551	296,357	119%
Property operating	6,454	26,267	(19,813)	(75)%
General and administrative	722,601	191,293	531,308	278%
Acquisition-related	1,093,948	1,408,277	(314,329)	(22)%
Amortization	4,464,124	1,738,715	2,725,409	157%
Impairments	1,005,478	183,271	822,207	449%
Total expenses	7,837,513	3,796,374	4,041,139	106%
Other income and expenses
Interest expense	(5,406,753)	(1,957,834)	(3,448,919)	176%
Unrealized gain (loss) on derivatives	1,493,041	(1,226,864)	2,719,905	222%
Total other income and expenses	(3,913,712)	(3,184,698)	(729,014)	(23)%
Net income	$5,647,830	$1,082,382	$4,565,448	422%

Rental Revenue

Rental revenue increased $8,949,764,  $3,501,865 of which was due to the greater number of assets in the portfolio during 2013 when compared to 2012 and the balance of which was due to rental escalations and the full‑period impact of assets acquired during the year ended December 31, 2012. During the year ended December 31, 2013 we had 1,009 available tenant sites with 1,006 leased tenant sites generating revenue compared to 654 available tenant sites and 653 leased tenant sites generating revenue during the year ended December 31, 2012. Revenue generated from our wireless communication and outdoor advertising segments was $14,301,591 and $2,355,279 or 86% and 14% of total rental revenue, respectively, during the year ended December 31, 2013 compared to $7,038,852 and $668,254 or 91% and 9%  of total rental revenue, respectively, for the year ended December 31, 2012. The occupancy rates in our wireless communication and outdoor advertising segments were 99% and 100%, respectively, during these periods. Additionally, our average effective monthly rental rates per tenant site for wireless communication and outdoor advertising segments were $1,599 and  $1,357, respectively, during the year ended December 31, 2013 compared to $1,638 and $1,324, respectively, during the year ended December 31, 2012.

Interest Income on Receivables

Interest income on receivables increased $385,837 during 2013 when compared to 2012 due to the acquisition of additional receivables during the second half of 2012. We expect the amount of interest income on receivables to decrease over time as the principal balance of the receivables decreases. We expect to reinvest the principal payments received into additional real property interests. Interest income on receivables is generated from our wireless communication segment.

Management Fees to Affiliate

Management fees to affiliates increased $296,357 during 2013 when compared to 2012, due to the increase in the number of investments in real property interests in the portfolio. Landmark’s right to receive a management fee of $45 per asset per month for managing the Contributing Landmark Fund’s assets was terminated in connection with our IPO.  Additionally, $79,837 and $2,238 of management fees to affiliate are associated with Fund E’s acquired assets incurred by the fund and included within the year ended December 31, 2013 and 2012, respectively. Landmark’s right to receive a management fee of $65 per asset per month for managing Fund E assets was terminated in connection with the Partnership’s acquisition of Fund E. Additionally, $94,446 and $37,222 of management fees to affiliate are associated with Fund C and Fund F acquired assets incurred by the funds and included within the year ended December 31, 2013 and 2012. Landmark’s right to receive a management fee of $45 and $75 per asset per month for managing Fund C and Fund F assets, respectively, was terminated in connection with the Partnership’s acquisition of the Acquired Funds. Pursuant to the terms of the Partnership’s Omnibus Agreement, the Partnership will instead reimburse Landmark for certain general and administrative expenses incurred by Landmark, subject to a quarterly cap equal to the greater of $162,500 and 3% of our revenue during the preceding calendar quarter.

General and Administrative

General and administrative expenses increased $531,308 during 2013 as compared to 2012, due to additional accounting and legal related fees incurred during 2013. The timing of some of the 2013 annual audit and tax work shifted to the fourth quarter of 2013, which resulted in higher general and administrative expenses in 2013 compared to 2012. Additionally, audit and tax costs increased as a result of a higher level of investments in 2013 compared to 2012.

Acquisition‑Related

Acquisition‑related expenses decreased $314,329 during 2013 compared to 2012, due to a reduction in the number of assets acquired during 2013 as compared to 2012. During the year ended December 31, 2013, the Predecessor acquired 301 tenant sites compared to 349 tenant sites acquired during the year ended December 31, 2012. Additionally, $775,348 and $681,119 of acquisition related expenses are associated with the Acquired Assets and Acquired Funds incurred by Landmark and included within year ended December 31, 2013 and 2012, respectively, as all the acquisitions were transactions between entities under common control, which requires the prior periods retroactively adjusted to furnish comparative information.

Amortization

Amortization expense increased $2,725,409 during 2013 compared to 2012, as a result of having 1,009 tenant sites in 2013 compared to 654 tenant sites in 2012. On December 21, 2012, a change in control occurred due to the acquisition of a controlling interest of Landmark. In connection with the formation transactions and the acquisitions of the Acquired Assets and the Acquired Funds the purchase accounting associated with the December 2012 change in control of Landmark was pushed down to the Predecessor, resulting in a higher cost basis in the assets in the historical financial statements of the Contributing Landmark Funds, the Acquired Assets and the

Acquired Funds. The higher costs basis increased amortization during 2013. We expect amortization expense to continue to increase based on increased acquisitions in 2013 and 2014 contributing to a full year of amortization.

Impairments

Impairments increased $822,207 during 2013 compared to 2012, due to higher lease cancellations than occurred during 2012 in our wireless communication segment.

Interest Expense

Interest expense increased $3,448,919 during 2013 as compared to 2012, due to greater outstanding balances under the secured debt facilities. Additionally, interest rate swap agreements were executed in 2012 and 2013 with notional amounts of $39,477,779 and $20,506,038, respectively which fixed a portion of the borrowings and had the near‑term effect of increasing the effective rate on the secured debt facilities.

Additionally, on November 5, 2012, Fund C entered into an interest rate swap agreement with a notional amount of $13,240,301 to fix the floating interest rate on borrowings under its secured debt facility over a five-year period at an effective rate of 3.99%. Interest expense related to the Acquired Funds’ secured debt facilities was $1,060,998 and $481,627 for the years ended December 31, 2013 and 2012, respectively.

Unrealized Gain/(Loss) on Derivatives

The Combined Entities mitigated exposure to fluctuations in interest rates under its secured debt facilities by entering into swap contracts that fixed the floating LIBOR rate under the facilities. These contracts were marked to market at each period end. The unrealized gain recorded in the results for 2013 and the unrealized loss recorded in the results for 2012 reflects the change in fair value of these contracts during those periods. In 2012 and 2013 the Contributing Landmark Funds executed interest rate swap agreements with notional amounts of $39,477,779 and $20,506,038, respectively, which fixed a portion of the borrowings and had the near‑term effect of increasing the effective rate on the secured debt facilities. Additionally, effective November 5, 2012, Fund C entered into an interest rate swap agreement with a notional amount of $13,240,301 to fix the floating interest rate on borrowings under its secured debt facility over a five-year period at an effective rate of 3.99%.

As part of the IPO and formation transactions, the interest rate swaps held by Fund A and Fund D were terminated. The realized loss recorded in the results for 2014 reflects the termination of these contracts in 2014. Effective December 24, 2014, we entered into an interest rate swap agreement with a notional amount of $70,000,000 to fix the floating interest rate over a four-year period at an effective rate of 4.02%. On February 5, 2015, the Partnership swapped an additional $25,000,000 of the floating rate on our revolving facility at an effective rate of 3.79% over a four‑year period beginning April 13, 2015. On August 24, 2015, the Partnership entered into an additional interest rate swap agreement with a notional amount of $50,000,000 to fix the floating interest rate at an effective rate of 4.24% over a seven-year period beginning October 1, 2015. Effective February 4, 2014, Fund E entered into an interest rate swap agreement with a notional amount of $12,500,000 to fix the floating interest rate on borrowings under its secured debt facility over a two-year period at an effective rate of 3.74%. The Fund E interest rate swap agreement was terminated in connection with the repayment of Fund E’s secured indebtedness as a result of the Partnership’s August 18, 2015 acquisition. Effective October 23, 2014, Fund F entered into an interest rate swap agreement with a notional amount of $17,489,457 to fix the floating interest rate on borrowings under its secured debt facility over a two-year period at an effective rate of 4.11%.  The Fund C and Fund F interest rate swap agreements were terminated in connection with the repayment of Funds’ secured indebtedness as a result of the Partnership’s November 19, 2015 acquisitions.

Liquidity and Capital Resources

Our short‑term liquidity requirements will consist primarily of funds to pay for operating expenses and other expenditures directly associated with our assets, including:

•	interest expense on our revolving credit facility;
•	general and administrative expenses;
•	acquisitions of real property interests; and
•	distributions to our unitholders.

We intend to satisfy our short‑term liquidity requirements through cash flow from operating activities and proceeds from borrowings available under our revolving credit facility.

We intend to pay a minimum quarterly distribution of $0.2875 per unit per quarter, which equates to approximately $2.3 million per quarter, or $9.0 million per year in the aggregate, based on the number of common and subordinated units outstanding as of December 31, 2014. We do not have a legal obligation to pay this distribution.

The table below summarizes the quarterly distribution paid related to our financial results for the period from the date of the IPO of November 19, 2014 to December 31, 2014:

	Distribution	Total Cash	Date
Quarter Ended (1)	Per Unit (1)	Distribution	of Distribution
December 31, 2014	$0.1344	$1,053,397	February 13, 2015
March 31, 2015	0.2975	2,332,038	May 14, 2015
June 30, 2015	0.3075	3,334,168	August 14, 2015
September 30, 2015	0.3175	4,077,232	November 13, 2015

(1)

The initial quarterly cash distribution was calculated as the minimum quarterly distribution of $0.2875 per unit prorated for the period from the date of the IPO of November 19, 2014 to December 31, 2014.

As of September 30, 2015, we have $164.5 million of outstanding indebtedness, and we had approximately $85.5 million of undrawn borrowing capacity, subject to compliance with certain covenants, under our revolving credit facility. We intend to use the revolving credit facility, among other things, for real property interest acquisitions, working capital requirements and other general corporate purposes.

As of December 31, 2014, Fund E has $29.7 million of outstanding indebtedness included within year ended December 31, 2014. In connection with the August 18, 2015 acquisition of Fund E, $29.2 million was used to repay Fund E’s secured indebtedness. At the time of the acquisition, the unamortized balance of the deferred loan costs of $0.9 million related to the Fund E secured debt facility was recorded as a loss on early extinguishment of debt. As of September 30, 2015, the Fund C and Fund F secured debt facilities had an outstanding balance of $15.2 million and $24.5 million, respectively. In connection with the November 19, 2015 acquisitions of Fund C and Fund F, $15.1 million and $24.5 million was used to repay Fund C’s and Fund F’s secured indebtedness. At the time of acquisition, the unamortized balance of the deferred loan costs of $0.2 million and $0.7 million related to the Fund C and Fund F secured debt facilities was recorded as a loss on early extinguishment of debt.

Our long‑term liquidity needs consist primarily of funds necessary to pay for acquisitions and scheduled debt maturities. We intend to satisfy our long‑term liquidity needs through cash flow from operations, long‑term debt, and through the issuance of additional equity and debt securities.

Cash Flows

The following table summarizes the Combined Entities historical cash flows for the nine months ended September 30, 2015 and 2014 and the years ended December 31, 2014, 2013, and 2012:

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
Net cash provided by operating activities	$8,592,802	$9,002,728	$13,576,354	$11,165,450	$4,648,343
Net cash used in investing activities	(93,341,094)	(15,060,206)	(18,711,572)	(39,541,210)	(77,067,786)
Net cash provided by financing activities	84,710,274	5,497,419	4,408,999	4,164,950	97,509,021

Comparison of Nine months Ended September 30, 2015 to Nine months Ended September 30, 2014

Net cash provided by operating activities.    Net cash provided by operating activities decreased $409,926 to $8,592,802 for the nine months ended September 30, 2015 compared to $9,002,728 for the nine months ended September 30, 2014. The decrease is primarily attributable to the increase of acquisition-related expenses of $2,719,891 and offset by the timing of payments of accounts payable and accrued liabilities.

Net cash used in investing activities.  Net cash used in investing activities was $93,341,094 for the nine months ended September 30, 2015 compared to net cash used in investing activities of $15,060,206 for the nine months ended September 30, 2014. The increase in cash used during the nine months ended September 30, 2015 was due to the cash used to acquire 512 tenant sites during the nine months ended September 30, 2015 compared to the nine tenant sites for the nine months ended September 30, 2014.

Net cash provided by financing activities.  Net cash provided by financing activities was $84,710,274 for the nine months ended September 30, 2015 compared to net cash provided by financing activities of $5,497,419 for the nine months ended September 30, 2014. The increase in net cash provided by financing activities is primarily attributable to $141,200,000 of additional borrowings for the acquisition of real property interests and $46,941,545 of net proceeds from a public offering of an additional 3,000,000 common units, offset by distributions to unitholders and $50,700,000 in principal payments to reduce borrowings under our revolving credit facility. The increase in net cash provided by financing activities is also offset by $29,707,558 and $1,369,460 for the repayment of the Fund E secured indebtedness as a result of the Partnership’s August 18, 2015 acquisition and the principal repayments of the Acquired Funds’ secured indebtedness, respectively. Additionally, the difference between the cost and the sales price of assets sold by Landmark to us is treated as a distribution to Landmark.

Comparison of year ended December 31, 2014 to year ended December 31, 2013

Net cash provided by operating activities.  Net cash provided by operating activities increased $2,410,904 to $13,576,354 for the year ended December 31, 2014 compared to $11,165,450 for the year ended December 31, 2013. The increase is primarily attributable to the increase in the number of assets generating operating cash flows in 2014 compared to 2013 and the timing of payments of accounts payable and accrued liabilities.

Net cash used in investing activities.  Net cash used in investing activities decreased by $20,829,638 to $18,711,572 for the year ended December 31, 2014 compared to $39,541,210 for the year ended December 31, 2013. The decrease is due to the reduction in acquisitions of real property interests by the Contributing Landmark Funds and the Acquired Funds during the year ended December 31, 2014.

Net cash provided by financing activities.  Net cash used in financing activities increased by $244,049 to $4,408,999 for the year ended December 31, 2014 compared to $4,164,950 for the year ended December 31, 2013. On November 19, 2014 the Partnership completed its IPO of 2,750,000 common units to the public at a price of $19.00 per unit and we received $52,250,000 of gross proceeds from the offering. In addition, Landmark purchased from us 2,066,995 subordinated units for cash at the initial public offering price of our common units for proceeds of $39,272,905. After deducting underwriting discounts, structuring fees, and other offering costs of $9,519,321, our net proceeds from the IPO were $82,003,584. We used the net proceeds from the IPO, together with the proceeds from our sale of subordinated units to Landmark, to make aggregate distributions of $59,667,292 to Fund A and D and to pay down $19,157,418 of outstanding indebtedness under our revolving credit facility, net of $2,907,382 in commitment fees and expenses under our revolving credit facility. Additional distributions of $7,614,770 and $5,299,506 was made to the Contributing Landmark Funds’ members and the Acquired Funds’ members during 2014, respectively.

Comparison of year ended December 31, 2013 to year ended December 31, 2012

Net cash provided by operating activities.  Net cash provided by operating activities increased by $6,517,107 to $11,165,450 for the year ended December 31, 2013 compared to $4,648,343 for the year ended December 31, 2012. The increase was primarily attributable to incremental revenue from acquisitions of investments in real property interests made during 2013 and 2012, offset by a decrease in prepaid rents, year over year.

Net cash used in investing activities.  Net cash used in investing activities decreased by $37,526,576 to $39,541,210 for the year ended December 31, 2013 compared to $77,067,786 for the year ended December 31, 2012. The change is attributable to a year over year decrease of $27,670,725 paid for real property interests acquired and $9,961,371 paid for investments in receivables.

Net cash provided by financing activities.  Net cash used in financing activities was $4,164,950 for the year ended December 31, 2013 compared to net cash provided by financing activities of $97,509,021 for the year ended December 31, 2012. The decrease was primarily attributable to a decrease in contributions from members of $51,918,850 as a result of members’ commitments having been satisfied in the previous year, coupled with a decrease of $22,255,228 as a result of less borrowings from our secured debt facilities, which includes a retroactive adjustment of $24,944,036 and $11,581,885 of additional borrowings related to the Fund E and the Acquired Funds’ secured debt facilities, and payments of $1,024,930 on our secured debt facilities. The decrease was offset by a reduction in cash paid of $309,439 for loan origination costs, which includes a retroactive adjustment of $1,070,906 and $671,755 of deferred loan costs related to the Fund E and the Acquired Funds’ secured debt facilities, and a reduction in distributions to members of $6,480,777, year over year. The decrease in distributions is primarily due to fewer asset sales to the fund in the year ended December 31, 2013 compared to the year ended December 31, 2012.

Revolving Credit Facility

Credit Facility

At the closing of the IPO, we amended and restated the existing secured debt facilities of Fund A and D as a new $190.0 million senior secured revolving credit facility, which we refer to as our “revolving credit facility,” with SunTrust Bank, as administrative agent, and a syndicate of lenders. Our revolving credit facility will mature on November 19, 2019 and is available for working capital, capital expenditures, permitted acquisitions and general corporate purposes, including distributions. On June 3, 2015, the Partnership exercised its option to increase the available commitments under its revolving credit facility for an additional $60.0 million, resulting in aggregate commitments of $250.0 million. Substantially all of our assets, excluding equity in and assets of certain joint ventures and unrestricted subsidiaries, after‑acquired real property (other than real property that is acquired from affiliate funds and is subject to a mortgage), and other customary exclusions, is pledged as collateral under our revolving credit facility.

Our revolving credit facility contains various covenants and restrictive provisions that limits our ability (as well as the ability of our restricted subsidiaries) to, among other things:

•	incur or guarantee additional debt;
•	make distributions on or redeem or repurchase equity;
•	make certain investments and acquisitions;
•	incur or permit to exist certain liens;
•	enter into certain types of transactions with affiliates;
•	merge or consolidate with another company;
•	transfer, sell or otherwise dispose of assets or enter into certain sale‑leaseback transactions; and
•	enter into certain restrictive agreements or amend or terminate certain material agreements.

Our revolving credit facility also requires compliance with certain financial covenants as follows:

•	a leverage ratio of not more than 8.5 to 1.0; and
•	an interest coverage ratio of not less than 2.0 to 1.0.

In addition, our revolving credit facility contains events of default including, but not limited to (i) event of default resulting from our failure or the failure of our restricted subsidiaries to comply with covenants and financial ratios, (ii) the occurrence of a change of control (as defined in the credit agreement), (iii) the institution of insolvency or similar proceedings against us or our restricted subsidiaries, (iv) the occurrence of a default under any other material indebtedness (as defined in the credit agreement) we or our restricted subsidiaries may have and (v) any one or more collateral documents ceasing to create a valid and perfected lien on collateral (as defined in the credit agreement). Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of the credit agreement, the lenders may declare any outstanding principal of our revolving credit facility debt, together with accrued and unpaid interest, to be immediately due and payable and may exercise the other remedies set forth or referred to in the credit agreement and the other loan documents.

Loans under our revolving credit facility bear interest at our option at a variable rate per annum equal to either:

•

a base rate, which will be the highest of (i) the administrative agent’s prime rate in effect on such day, (ii) the federal funds rate in effect on such day plus 0.50%, and (iii) an adjusted one month LIBOR plus 1.0%, in each case, plus an applicable margin of 1.50%; or

•	an adjusted one month LIBOR plus an applicable margin of 2.50%.

As of September 30, 2015, the Partnership had $164.5 million of outstanding indebtedness, and had approximately $85.5 million of undrawn borrowing capacity, subject to compliance with certain covenants, under our revolving credit facility. The Partnership was also in compliance with all covenants under its revolving credit facility at September 30, 2015.

As of December 31, 2014, the Fund E secured debt facility had an outstanding balance of $29.7 million. The Fund E secured debt facility was fully repaid as a result of the Partnership’s August 18, 2015 acquisition. Additionally, as of September 30, 2015, the Fund C and Fund F secured debt facilities had an outstanding balance of $15.2 million and $24.5 million, respectively, and at December 31, 2014 had an outstanding balance of $16.1 million and $25.0 million, respectively. The remaining balance of the secured debt facilities for the Acquired Funds were fully repaid as a result of the Partnership’s November 19, 2015 acquisitions.

Commitments

Our contractual obligations as of December 31, 2014 were:

	Payments by Period (2)
		Less than	Between	Between	More than
	Total	1 year	1 - 3 years	3 - 5 years	5 years
Revolving credit facility (principal)	$74,000,000	$—	$—	$74,000,000	$—
Revolving credit facility (interest)(1)	15,692,494	3,213,480	6,426,960	6,052,054	—

(1)

Interest payable is based on the interest rates in effect on December 31, 2014, including the effect of the interest rate swap effective December 24, 2014 for a four-year term and unused commitment fees.

(2)

The Fund E, Fund C and Fund F  secured debt facilities have been excluded in connection with the repayment of the secured indebtedness of $29.2 million, $15.1 million, and $24.5 million as a result of the Partnership’s August 18, 2015 and November 19, 2015 acquisitions.

Off Balance Sheet Arrangements

As of September 30, 2015, the Combined Entities do not have any off balance sheet arrangements.

Inflation

Substantially all of our tenant lease arrangements are effectively triple net and provide for fixed‑rate escalators or rent escalators tied to CPI increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and our tenants’ (or the underlying property owners’) obligations to pay taxes and expenses under our effectively triple net lease arrangements. We do not believe that inflation has had a material impact on our historical financial position or results of operations.

Newly Issued Accounting Standards

Changes to GAAP are established by the FASB in the form of ASUs to the FASB’s Accounting Standard Codification. The Combined Entities consider the applicability and impact of all ASUs. Newly issued ASUs not listed below are expected to not have any material impact on its combined financial position and results of operations because either the ASU is not applicable or the impact is expected to be immaterial.

In September 2015, the FASB issued ASU 2015-16, Simplifying the Accounting for Measurement Period Adjustments (“ASU 2015-16”). In a business combination, ASU 2015-16 requires an acquirer to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The acquirer is required to disclose, by financial statement line item, the nature and amount for the adjustments and the current period income statement impact related to prior periods. The amendments in this ASU are effective for fiscal years beginning December 15, 2016 and interim periods beginning after December 15, 2017. Early adoption is permitted. The Partnership has early adopted ASU No. 2015-16 and included required disclosure information within Note 4, Real Property Interests, to the Consolidated and Combined Financial Statements.

In April 2015, the FASB issued ASU 2015-06, Earnings Per Share (Topic - 260)—Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions (“ASU 2015-06”). ASU 2015-06 provides guidance on the presentation of historical earnings per unit for master limited partnerships that apply the two-class method of calculating earnings per unit. When a general partner transfers or “drops-down” net assets to a master limited partnership and the transaction is accounted for as a transaction between entities under common control, the statements of operations of the master limited partnership are adjusted retroactively to reflect the transaction as if it occurred on the earliest date during which the entities were under common control. ASU 2015-06 specifies that the historical income (losses) of a transferred business before the date of a drop-down transaction should be allocated entirely to the general partner and the previously reported earnings per unit of the limited partners should not change as a result of the drop-down transaction. The amendments in this update are effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years, and are required to be applied retroactively for all financial statements presented. Early adoption is permitted. Although we believe we are currently in compliance with this ASU, we will continue to evaluate the impact of the adoption of the ASU on our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying value of that debt liability, consistent with debt discounts. In August 2015, the FASB issued ASU 2015-15, Interest – Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (“ASU 2015-15”). ASU 2015-15 provides additional guidance to ASU 2015-03, which did not address presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements. ASU 2015-15 noted that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Partnership is currently in the process of evaluating the impact of adoption of these standards on our consolidated balance sheets and footnote disclosures.

In February 2015, the FASB issued amendments to accounting for consolidation of certain legal entities (“ASU No. 2015-02”). ASU No. 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. Specifically, ASU 2015-02 modifies the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities, eliminates the presumption that a general partner should consolidate a limited partnership, and affects the evaluation of fee arrangements in the primary beneficiary determination.  ASU 2015-02 is effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Partnership does not expect the adoption of ASU No. 2015-02 to have a material impact on its financial statements.

In January 2015, the FASB issued final guidance on its initiative of simplifying income statement presentation by the eliminating the concept of extraordinary items (“ASU No. 2015-01”). Under the guidance an entity will no longer be able to segregate an extraordinary item from the results of operations, separately present an extraordinary item on the income statement, or disclose income taxes or earnings-per-share data applicable to an extraordinary item.  The ASU is effective for all entities for reporting periods (including interim periods) beginning after December 15, 2015, and early adoption is permitted. The Partnership does not expect the adoption of ASU No. 2015-01 to have a material impact on its financial statements.

In June 2014, the FASB issued their final standard to amend the accounting guidance for stock compensation tied to performance targets (“ASU No. 2014-12”). The issue is the result of a consensus of the FASB Emerging Issues Task Force (Issue No. 13-D). The standard requires that a performance target that could be achieved after the requisite service period be treated as a performance condition, and as a result, this type of performance condition may delay expense recognition until achievement of the performance target is probable. The ASU is effective for all entities for reporting periods (including interim periods) beginning after December 15, 2015, and early adoption is permitted. The Partnership does not expect the adoption of ASU No. 2014-12 to have a material impact on its financial statements.

In May 2014, the FASB issued ASU No. 2014‑09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014‑09”). ASU No. 2014‑09 requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. ASU No. 2014‑09 supersedes the revenue requirements in Revenue Recognition (Topic 605) and most industry‑specific guidance throughout the Industry Topics of the Codification. ASU No. 2014‑09 does not apply to lease contracts within the scope of Leases (Topic 840). For a public entity ASU No. 2014‑09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and is to be applied retrospectively, with early application not permitted. For all other entities, the amendments are effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Partnership does not expect the adoption of ASU No. 2014‑09 to have an impact on its financial statements.

The Partnership has adopted ASU No. 2014‑08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which requires only disposals represented a strategic shift in operations (i.e., a disposal of a major geographic area, a major line of business, or a major equity method investment) to be presented as discontinued operations. The standard also requires expanded disclosures about discontinued operations and is intended to provide financial statement users with information about the ongoing trends in a company’s results from continuing operations. ASU No. 2014‑08 is effective in the first quarter of 2015 for public entities with calendar year ends. However, companies are permitted to early adopt the standard, beginning in the first quarter of 2014, but only for disposals or classifications as held for sale that have not been reported in financial statements previously issued or available for issuance. We early adopted this standard in the first quarter of 2014 and the adoption did not have a material effect on our financial condition, results of operations, or disclosures.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.